Exhibit 99.1

Innocent Inc. Closes on Mineral Hill mining Claims.

LAS VEGAS, April 28, 2011 (BUSINESS WIRE) -- Innocent Inc. (OTC: INCT.PK) is pleased to announce that through their Joint Venture agreement with Steele Resources, Inc. (OTCBB: SELR) they have closed on the Mineral Hill Gold Exploration Project.

The project is located near Pony Hill, Montana in the Mineral Hill Mining District and consists of 17 patented and 67 unpatented lode mining claims (approximately 1,800 acres).

The agreement is a 50/50 Joint Venture under which the two companies will work together to explore and operate the claims.

Joint Venture Structure:

Under the terms of the agreement, Innocent may contribute up to $5,000,000 in operating funds over one year. Innocent has agreed to provide the first $1,000,000 toward the Joint Venture.  In the event funds are not provided, Innocent will forfeit 10% per $1,000,000 not provided. Steele Resources, Inc. will act as the operating partner and have a commitment to match up to $5,000,000 in funding within one year of Innocent, Inc. contributing its first $1,000,000. Steel Resources, Inc. will forfeit 10% per $1,000,000 not provided under its obligation.

Innocent Inc. has now made payments totaling five hundred and fifty thousand dollars ($540,000) towards the Joint Venture and are in the process of arranging the balance of four hundred and fifty thousand ($460,000) due under the agreement.

About Innocent Inc.

Innocent Inc. (INCT.OB) (IC3.SG Stuttgart Exchange) is an emerging mining company focused on mining properties in the Americas. Innocent specializes in acquiring high-quality in-production and near-term production properties that are performing significantly below their projected capacity, coupled with substantial exploration potential. Through improvements in processing and mechanization, enhancement of our labor force and investment in expansion, we seek to rapidly increase production levels and generate predictable, sustainable value

About Steele Resources Corporation

Steele Resources Corporation is a precious metals exploration and development company operated by professionals with extensive exploration, mining, and public market experience. The Company is working to become an active gold producer through exploration, acquisitions, mergers, and by developing its existing portfolio of properties. Its current ensemble of exploration properties, held by its subsidiary, Steele Resources, Inc., includes the 1800 acre Mineral Hill Gold Exploration Project, located near Pony Montana, and two Nevada exploration properties.

Safe Harbor

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Innocent Inc. with members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SOURCE: Innocent Inc.

CONTACT:

Innocent Inc. Wayne Doss, 828-489-9409            828-702-7687       or Investor Relations: OTC Connections Inc. 800-215-8292

800-215-8292       contact@otcconnections.com

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